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                                                                    EXHIBIT 10.5


September 24, 1999


Mr. Jim Stein
President and Chief Executive Officer
Fluor Global Services

Dear Jim,

It is my pleasure to inform you that at the December 1998 Organization and Compensation Committee meeting, the Board of Directors of Fluor Corporation (the "Company") selected you to participate in a Retention Program. The amount of the retention award was $2,750,000. At your request the award has been structured as follows:

Award Amount:            $2,750,000

Retention Period:        October 1, 1998 through October 31, 2001

Retention Agreement:     The Award Amount is divided between the following two
                         components:

                         Housing
                         -------

                         You have previously been provided with a personal loan of $1,006,841 secured by a deed of trust on your residence. The loan provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan presently states that it is subject to acceleration in the event of your termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan including accrued interest in its entirety (a) if you remain continuously employed by the Company until October 31, 2001, or (b) if your employment terminates prior to that date due to
                         (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination for any reason other than for-cause or (iv) following a Change of Control. If your employment with the Company terminates for
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Jim Stein
September 24, 1999
Page 2

                         any other reason prior to October 31, 2001 (including, without limitation, your voluntary termination or a termination for cause) then this loan shall remain in effect in accordance with its terms.

                         For purposes hereof, the term "Change of Control" shall be deemed to have occurred if, (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or
                         (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a "transaction"), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

                         Accrual to Executive Deferral Compensation Program
                         --------------------------------------------------
                         ("EDCP")
                         --------

                         You may earn $1,743,159, said amount to be adjusted as provided below, if you remain continuously employed by the Company until on or after October 31, 2001 (the "EDCP Accrual"). During the period from October 1, 1998 to the date upon which the EDCP Accrual vests (if at all), you will also be entitled to invest the EDCP Accrual by selecting one or more of the crediting options contained in the EDCP. Thereafter, the amount of your EDCP Accrual, if vested, shall be adjusted based upon the investment return that you would have otherwise received had the EDCP Accrual been actually earned as of October 1, 1998 and credited in your EDCP account based upon your chosen crediting option through the date of vesting. If no crediting option is indicated, the EDCP Accrual will be automatically credited as if you chose the Money Market crediting option under the EDCP.

                         The EDCP Accrual, as adjusted, will vest and be credited to your existing Company EDCP account (a) if you remain continuously employed by the Company until October 31, 2001
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Jim Stein
September 24, 1999
Page 3

                         or (b) if your employment terminates prior to that date due to (i) death, (ii) permanent and total disability,
                         (iii) a Company-initiated termination other than on a for-cause basis or (iv) following a Change of Control. If in the event your employment terminates for any reason prior to any such vesting date for any other reason (including, without limitation, your voluntary termination or a termination for cause), then the EDCP Accrual, as adjusted, will be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to me for your employee records. You should also retain a copy for your file.

If you should have any questions, please give me a call at (949) 349-2000.

Sincerely,



Philip J. Carroll



Agreed by:                                  Agreed by:

/s/ PHILIP J. CARROLL                       /s/ JAMES C. STEIN
------------------------------------        ------------------------------------
Philip J. Carroll                           James C. Stein